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January 22, 1997

Mr. Steven L. Basta
1117 Marquette Ave., #1501
Minneapolis, MN 55403


Dear Steven,

It is with pleasure that I extend to you an offer to join Creative BioMolecules, Inc. The terms of this offer are summarized below.



Title and Duties:          Vice President, Corporate Development reporting to
                           the President of the Company. Your duties will be determined by the President, consistent with your position.

Term: Commencing on February 18, and continuing thereafter until terminated by either you or the Company under the provisions of this letter agreement.

Salary: Base salary of $10,417.00 per month, payable in accordance with the Company's standard payroll practices. Salary amount to be reviewed annually.

Bonus: You will be eligible for a first year bonus up to 20% of your base salary. The payment of a bonus will reflect substantial completion of reasonable goals and objectives which we will mutually determine. A bonus will not be paid even if objectives have been achieved, if the Company decides not to pay Company bonuses in a given year. Future bonus arrangements will be determined on an annual basis by mutual agreement.



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Mr. Steven Basta
January 22, 1997
Page Two




Equity Participation:      Subject to the approval of the Board of Directors,
                           you will be granted stock options under the Company's
                           1987 Stock Plan to purchase an aggregate of 50,000 shares of Common Stock, with the exercise price to be the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The options will vest annually over a four year period and will be subject to the other terms and conditions of the option agreement(s) to be entered into between you and the Company. Such agreement(s) will include a provision permitting exercise of the options with payment made by you through a loan from the Company.
                           The agreement(s) will also include a provision for acceleration of the vesting of the options, substantially as follows:


                           "In case of (i) any consolidation or merger of the Company with or into any other corporation or corporations (other than a merger with a wholly-owned subsidiary or a merger in which stockholders of the Company have beneficial ownership of more than 50% of the share capital of the surviving company, (ii) a sale of all or substantially all of the assets of the Company or (iii) the acquisition by a third party (together with its affiliates or persons acting in concert with) of beneficial ownership of more than fifty percent (50%) of the share capital of the Company, then immediately prior to the consummation of any such transaction this option shall become fully exercisable."

Benefits:                  Benefits to include:
                           -group health and dental insurance
                           -group life and AD&D insurance
                           -group short and long term disability insurance
                           -401(k) savings plan
                           -3 weeks vacation, under the Company's standard
                            policy


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Mr. Steven Basta
January 22, 1997
Page Three




                           The Company will also reimburse you for any reasonable out-of-pocket business expenses you incur in the course of your employment, subject to documentation in accordance with Company policies.

Relocation:                The Company will reimburse you for moving expenses,
                           including travel to Massachusetts and transporting your household goods and effects in accordance with the Company's standard policy.

Severance Package:         If your employment with the Company is terminated at
                           any time during the 12-month period after the Commencement Date, for any reason other than your resignation or termination by the company for "cause"
                           (as defined below), the Company will continue to pay your base salary and provide you with health, dental, and life insurance benefits for 3 months after the effective date of such employment termination. As used in this letter agreement, "cause" shall mean (i) illegal, dishonest or negligent conduct which constitutes a breach of your obligations under this agreement, or which involves an improper use of the funds or assets of the Company, or (ii) any conduct which is likely to have a material adverse impact on the goodwill, reputation or business of the Company.

Confidentiality and
Inventions Assignment:     You agree to be bound by the terms of the Company's
                           confidentiality and inventions assignment provisions, pursuant to a separate agreement to be signed by the Company prior to the Commencement Date. You also hereby represent and warrant that you have no commitments or obligations inconsistent with this agreement, including such confidentiality and inventions assignment provisions, and you hereby agree to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with such representation and warranty.


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Mr. Steven Basta
January 22, 1997
Page Four

Governing Law and
Miscellaneous
Provisions:                This agreement shall be governed by and construed
                           under the laws of the Commonwealth of Massachusetts, without application of the conflicts of law provisions thereof. This agreement, including the above-referenced stock option agreement and the confidentiality and inventions assignment agreement, embodies the entire agreement and understanding between you and the Company regarding the subject matter hereof. This agreement shall not be modified or amended except by an instrument in writing signed by you and the Company. The Company may assign its rights and obligations under this agreement to any person or entity who succeeds to all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this agreement may not be assigned without the prior written consent of the Company.
                           Subject to the foregoing, this agreement shall be binding upon and inure of the benefit of the Company and any parent, subsidiary or other affiliate, and their respective successors and assigns and shall be binding upon and inure to the benefit of you and your heirs, executors, administrators and assigns. This agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Should you wish to discuss any aspect of this employment offer, please feel free to contact me. If the terms of employment are acceptable, please sign this letter (a copy for your files is enclosed) and return it to me.

We believe that Creative Biomolecules will provide an exciting and stimulating work environment, and look forward to your arrival.

Sincerely,
                                                            Agreed To:

/s/ Michael M. Tarnow
---------------------
Michael M. Tarnow                                           /s/ Steven Basta
President & CEO                                             --------------------
                                                            Steven L. Basta

Enclosure